Power of Attorney

I Harrie C A M Schippers hereby appoint and constitute James D Clack and Irene E Song acting individually my true and lawful attorneys in fact with full power to sign for me and in my name a Statement of Changes in Beneficial Ownership of Securities issued by PACCAR Inc on Form 4 and Form 5 to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended together with any and all amendments thereto.  This power of attorney shall remain in effect until terminated by the undersigned in writing.

IN WITNESS WHEREOF the undersigned has executed this power of attorney this first day of May 2016.

Harrie C A M Schippers